Advanced Emissions Solutions Reports First Quarter 2021 Results
Company reports improved performance in APT segment and updates forecast for expected future after-tax net RC cash flows to be between $50 million to $60 million

GREENWOOD VILLAGE, Colorado, May 10, 2021 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today filed its Quarterly Report on Form 10-Q and reported financial results for the first quarter ended March 31, 2021, including information about its equity investments in Tinuum Group, LLC ("Tinuum Group") and Tinuum Services, LLC ("Tinuum Services") (collectively "Tinuum"), of which ADES owns 42.5% and 50%, respectively.
Tinuum & Refined Coal (“RC”) Highlights
•Tinuum's first quarter distributions to ADES totaled $23.3 million compared to $17.1 million in the prior year.
•Royalty earnings from Tinuum Group were $4.1 million compared to $3.0 million in the prior year.
•RC Segment operating income was $22.3 million compared to $10.9 million in the prior year. Operating income includes earnings from the Company's equity investments in Tinuum.
•RC Segment Adjusted EBITDA in the first quarter was $27.2 million compared to $19.9 million in the prior year.
•Based on 23 invested RC facilities as of March 31, 2021, expected future after-tax net RC cash flows to ADES are projected to be between $50 million and $60 million.

Advanced Purification Technologies ("APT") Highlights
•First quarter revenue for the APT Segment totaled $17.0 million compared to $9.2 million in the prior year.
•APT Segment operating income was zero compared to a segment operating loss of $7.4 million in the prior year.
•APT Segment EBITDA totaled $2.2 million compared to a loss of $5.0 million in the prior year.

ADES Consolidated Highlights

•Consolidated revenue was $21.1 million compared to $12.3 million in the prior year.
•Consolidated net income was $13.7 million compared to a net loss of $1.9 million in the prior year.
•The Company repaid $10 million of its senior term loan during the quarter, reducing the outstanding balance to $6.0 million as of March 31, 2021.
•Cash balances, including restricted cash, totaled $52.2 million, an increase of $16.3 million compared to $35.9 million as of December 31, 2020
•As previously announced on February 4, 2021, the Company has entered into a 5-year supply agreement with Cabot Norit Nederland B.V., a subsidiary of Cabot Corporation ("Cabot"), to supply Cabot with lignite activated carbon products and other ADES proprietary products used for mercury removal in utility and industrial coal-fired power plants. Cabot will be the exclusive and sole reseller of the products through their existing sales channels in Europe, Turkey, the Middle East and Africa ("EMEA").

•Initiated a strategic review to assess a range of strategic alternatives to maximize shareholder value. There is no assurance that the review process will result in pursuing or completing any transaction, and no timetable has been set for completion of this process. The Company will provide an update, as appropriate.

“We continue to improve the earnings profile of our APT segment as our efforts to diversify the product mix, increase the plant’s capacity utilization and fulfill our commitments to our 15-Year Master Supply Agreement with Cabot are all helping to yield improved profitability", said Greg Marken, Interim CEO of ADES. “We remain ahead of our internal volumes forecasts, including those for water treatment, as the segment moves further away from mercury removal for traditional power generation. Our cash position continues to grow and we have a clear line-of-sight to the remaining $50 million to $60 million of net, after-tax RC cash flows. As a result, we continue to de-lever and now expect to pay off the remainder of our three-year term loan in the second quarter of this year.”

Marken added, “Also, as we previously disclosed, there was an isolated incident at our Red River plant on April 22 which included a fire in one of the plant’s coal handling systems. We are incredibly thankful that this incident did not result in any life-threatening injuries to any of our team members. I want to reiterate our gratitude to plant personal and local first responders for their swift action and commitment to the safety of our teammates. The plant is now back and up running after approximately one week of downtime. Fortunately, we had sufficient inventory as well as alternative supply sources to meet customer commitments during that period, however due to the lost production, we will likely have to supplement future inventory. Based on the downtime, we estimate the cash flow impact, including maintenance and repairs, capital expenditures, inventory replacement due to lost production and other items, is not expected to exceed $3.0 million.”

Marken concluded, “Concurrent with our announcement of our first quarter results, we announced that we have initiated a strategic alternatives review to assess a range of possibilities to maximize shareholder value. We believe that the current state of the business, coupled with the competitively advantaged position that our APT assets offer us, leaves us well-positioned to evaluate and assess the opportunities available to us. We will remain acutely focused on fulfilling our customer commitments and running the business efficiently as this process unfolds.”

First Quarter 2021 Results
First quarter revenues and costs of revenues were $21.1 million and $12.5 million, respectively, compared with $12.3 million and $11.5 million in the first quarter of 2020. The increase in revenue was primarily the result of higher sales of consumables as well as higher royalty income.
First quarter royalty earnings from Tinuum Group were $4.1 million, compared to $3.0 million for the first quarter of 2020. Royalty income is based upon a percentage of the per-ton, pre-tax margin, inclusive of impacts related to depreciation expense and other allocable expenses.
First quarter other operating expenses were $8.3 million compared to $9.4 million in the first quarter of 2020. The decrease was primarily driven by lower legal and professional fees and lower payroll expense.
First quarter earnings from equity method investments were $18.3 million, compared to $8.3 million for the first quarter of 2020. The increase in earnings is first attributable to distributions recorded into earnings as a result of distributions from Tinuum Group being in excess of the carrying value of the investment, and therefore excess distributions are recognized as equity method earnings in the period the distributions occur. Tinuum Group also had increased RC facilities due to the three new RC facilities added in 2020.
First quarter interest expense was $0.8 million, compared to $1.2 million in the first quarter of 2020. The decrease in interest expense was primarily driven by a lower principal amount outstanding on the term loan used to fund the Carbon Solutions acquisition.
First quarter income tax expense was $4.5 million, compared to $0.4 million in the first quarter of 2020. The change in income tax expense was driven by an increase in taxable income, mainly the result of higher earnings from equity method investments.
First quarter net income was $13.7 million compared to a net loss of $1.9 million for the first quarter of 2020. The increase in net income was primarily driven by the increase in earnings from equity method investments as well as by higher consumables revenue.
First quarter consolidated adjusted EBITDA was $26.1 million compared to $10.8 million in 2020. The increase in adjusted EBITDA was driven by the increase in distributions from Tinuum as well as higher consumables revenue compared to the first quarter of 2020. See note below regarding the use of the Non-GAAP financial measure Adjusted EBITDA and a reconciliation to the most comparable GAAP financial measure.
Long-Term Borrowings
As of March 31, 2021, the outstanding principal balance of the Company's senior term loan was $6.0 million. The senior term loan is subject to customary covenants as well as quarterly principal payments of $6.0 million that began on March 1, 2019. As of March 31, 2021, the remaining outstanding principal balance of the senior term loan is classified as current.

Strategic Alternatives Review
The Company announced today that it has initiated a strategic review to assess a range of strategic alternatives to maximize shareholder value. The intention is to complete the strategic review process in a timely fashion. However, there is no assurance that the review process will result in pursuing or completing any transaction, and no timetable has been set for completion of this process. The Company will provide updates, as appropriate.
In connection with the strategic review process, the Company has engaged Ducera Partners, LLC as its financial advisor and Gibson, Dunn & Crutcher LLP to serve as its legal advisor to assist with the evaluation process.

Conference Call and Webcast Information
The Company has scheduled a conference call to begin at 9:00 a.m. Eastern Time on Tuesday, May 11, 2021. The conference call webcast information will be available via the Investor Resources section of ADES's website at www.advancedemissionssolutions.com. Interested parties may also participate in the call by registering at www.directeventreg.com/registration/event/1599975. A supplemental investor presentation will be available on the Company's Investor Resources section of the website prior to the start of the conference call. As part of the conference call, ADES will conduct a question and answer session. Investors are invited to email their questions in advance to ADES@alpha-ir.com.

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA brings together ADA Carbon Solutions, LLC, a leading provider of powder activated carbon ("PAC") and ADA-ES, Inc., the providers of ADA® M-Prove™ Technology.  We provide products and services to control mercury and other contaminants at coal-fired power generators and other industrial companies. Our broad suite of complementary products control contaminants and help our customers meet their compliance objectives consistently and reliably.

CarbPure Technologies LLC, (“CarbPure”), formed in 2015 provides high-quality PAC and granular activated carbon ideally suited for treatment of potable water and wastewater. Our affiliate company, ADA Carbon Solutions, LLC manufactures the products for CarbPure.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides patented Refined Coal (“RC”) technologies to enhance combustion of and reduce emissions of NOx and mercury from coal-fired power plants.

Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a “safe harbor” for such statements in certain circumstances. The forward-looking statements include projection on future after-tax, net RC cash flows, timing of loan repayment, estimated costs of the plant incident and results from the Company's review of strategic alternatives. These forward-looking statements involve risks and uncertainties. Actual events or results could differ materially from those discussed in the forward-looking statements as a result of various factors including, but not limited to, opportunities for additional sales of our lignite activated carbon products and end-market diversification, the rate of coal-fired power generation in the United States, timing of new and pending regulations and any legal challenges to or extensions of compliance dates of them; the US government’s failure to promulgate regulations that benefit our business; changes in laws and regulations, IRS interpretations or guidance, accounting rules, any pending court decisions, prices, economic conditions and market demand; impact of competition; availability, cost of and demand for alternative energy sources and other technologies; technical, start up and operational difficulties; failure of the RC facilities to produce RC; termination of or amendments to the contracts for sale or lease of RC facilities; competition within the industries in which we operate; decreases in the production of RC; loss of key personnel; ongoing effects of the COVID-19 pandemic and associated economic downturn on our operations and prospects; as well as other factors relating to our business, as described in our filings with the SEC, with particular emphasis on the risk factor disclosures contained in those filings. You are cautioned not to place undue reliance on the forward-looking statements and to consult filings we have made and will make with the SEC for additional discussion concerning risks and uncertainties that may apply to our business and the ownership of our securities. The forward-looking statements speak only as to the date of this press release.
Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Ryan Coleman or Chris Hodges
312-445-2870
ADES@alpha-ir.com

TABLE 1
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
(in thousands, except share data)	March 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash, cash equivalents and restricted cash	$42,234	$30,932
Receivables, net	10,349	13,125
Receivables, related parties	4,064	3,453
Inventories, net	8,040	9,882
Prepaid expenses and other assets	3,420	4,597
Total current assets	68,107	61,989
Restricted cash, long-term	10,000	5,000
Property, plant and equipment, net of accumulated depreciation of $4,172 and $3,340, respectively	29,777	29,433
Intangible assets, net	1,804	1,964
Equity method investments	2,753	7,692
Deferred tax assets, net	7,553	10,604
Other long-term assets, net	31,576	29,989
Total Assets	$151,570	$146,671
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,908	$7,849
Accrued payroll and related liabilities	2,214	3,257
Current portion of long-term debt	9,913	18,441
Other current liabilities	14,888	12,996
Total current liabilities	34,923	42,543
Long-term debt, net of current portion	4,287	5,445
Other long-term liabilities	13,208	13,473
Total Liabilities	52,418	61,461
Commitments and contingencies
Stockholders’ equity:
Preferred stock: par value of $.001 per share, 50,000,000 shares authorized, none outstanding	—	—
Common stock: par value of $.001 per share, 100,000,000 shares authorized, 23,481,648 and 23,141,284 shares issued, and 18,863,502 and 18,523,138 shares outstanding at March 31, 2021 and December 31, 2020, respectively	23	23
Treasury stock, at cost: 4,618,146 and 4,618,146 shares as of March 31, 2021 and December 31, 2020, respectively	(47,692)	(47,692)
Additional paid-in capital	100,630	100,425
Retained earnings	46,191	32,454
Total stockholders’ equity	99,152	85,210
Total Liabilities and Stockholders’ Equity	$151,570	$146,671

TABLE 2
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2021	2020
Revenues:
Consumables	$17,031	$9,217
License royalties, related party	4,066	3,046
Total revenues	21,097	12,263
Operating expenses:
Consumables cost of revenue, exclusive of depreciation and amortization	12,474	11,491
Payroll and benefits	2,469	2,742
Legal and professional fees	1,803	2,043
General and administrative	1,915	2,331
Depreciation, amortization, depletion and accretion	2,106	2,297
Total operating expenses	20,767	20,904
Operating income (loss)	330	(8,641)
Other income (expense):
Earnings from equity method investments	18,312	8,273
Interest expense	(837)	(1,210)
Other	421	43
Total other income	17,896	7,106
Income (loss) before income tax expense	18,226	(1,535)
Income tax expense	4,489	358
Net income (loss)	$13,737	$(1,893)
(Loss) earnings per common share:
Basic	$0.76	$(0.11)
Diluted	$0.75	$(0.11)
Weighted-average number of common shares outstanding:
Basic	18,166	17,932
Diluted	18,274	17,932

TABLE 3
Advanced Emissions Solutions, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
Cash flows from operating activities
Net income (loss)	$13,737	$(1,893)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax expense	3,051	788
Depreciation, amortization, depletion and accretion	2,106	2,297
Operating lease expense	379	774
Amortization of debt discount and debt issuance costs	591	354
Stock-based compensation expense	421	506
Earnings from equity method investments	(18,312)	(8,273)
Other non-cash items, net	(273)	—
Changes in operating assets and liabilities:
Receivables and related party receivables	2,147	2,988
Prepaid expenses and other assets	1,178	226
Inventories, net	1,548	1,572
Other long-term assets, net	(1,817)	(89)
Accounts payable	(706)	(1,477)
Accrued payroll and related liabilities	(1,043)	(973)
Other current liabilities	1,305	(23)
Operating lease liabilities	2,104	(634)
Other long-term liabilities	(2,113)	(22)
Distributions from equity method investees, return on investment	17,644	17,116
Net cash provided by operating activities	21,947	13,237
Cash flows from investing activities
Distributions from equity method investees in excess of cumulative earnings	5,607	—
Acquisition of property, plant, equipment, and intangible assets, net	(1,321)	(1,289)
Mine development costs	(248)	(447)
Proceeds from sale of property and equipment	848	—
Net cash provided by (used in) investing activities	4,886	(1,736)
Cash flows from financing activities
Principal payments on term loan	(10,000)	(6,000)
Principal payments on finance lease obligations	(315)	(340)
Dividends paid	—	(4,518)
Repurchase of common shares	—	(159)
Repurchase of common shares to satisfy tax withholdings	(216)	(376)
Net cash used in financing activities	(10,531)	(11,393)
Increase in Cash and Cash Equivalents and Restricted Cash	16,302	108
Cash and Cash Equivalents and Restricted Cash, beginning of period	35,932	17,080
Cash and Cash Equivalents and Restricted Cash, end of period	$52,234	$17,188
Supplemental disclosure of non-cash investing and financing activities:
Acquisition of property, plant and equipment through accounts payable	$765	$1,890
Dividends payable	$—	$105

Note on Non-GAAP Financial Measures
To supplement the Company's financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Press Release includes non-GAAP measures of certain financial performance. These non-GAAP measures include Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment Adjusted EBITDA. The Company included non-GAAP measures because management believes that they help to facilitate comparison of operating results between periods. The Company believes the non-GAAP measures provide useful information to both management and users of the financial statements by excluding certain expenses that may not be indicative of core operating results and business outlook. These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures.
The Company has defined Consolidated Adjusted EBITDA as net income, adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, amortization of upfront customer consideration that was recorded as a component of the Marshall Mine Acquisition ("Upfront Customer Consideration"), interest expense, net, income tax expense; then reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments. The Company believes that the Consolidated Adjusted EBITDA measure is less susceptible to variances that affect the Company's operating performance.
Segment EBITDA is calculated as Segment operating income (loss) adjusted for the impact of the following items that are either non-cash or that the Company does not consider representative of its ongoing operating performance: depreciation, amortization, depletion and accretion, amortization of upfront customer consideration and interest expense, net. When used in conjunction with GAAP financial measures, Segment EBITDA is a supplemental measure of operating performance that management believes is a useful measure related the Company's APT segment performance and the APT segment performance relative to the performance of their respective competitors as well as performance period over period. Additionally, the Company believes these measures are less susceptible to variances that affect their respective operating performance results.
The Company defined RC Segment Adjusted EBITDA as RC Segment EBITDA reduced by the non-cash impact of equity earnings from equity method investments and increased by cash distributions from equity method investments.
The Company defined APT Segment Adjusted EBITDA as APT Segment EBITDA as there are no additional adjustments made to the APT Segment.
The Company presents the non-GAAP measures because the Company believes they are useful as supplemental measures in evaluating the performance of the Company's operating performance and provide greater transparency into the results of operations. The Company's management uses Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment EBITDA as factors in evaluating the performance of its business.
The adjustments to Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment EBITDA in future periods are generally expected to be similar. Consolidated Adjusted EBITDA, RC Segment Adjusted EBITDA and APT Segment EBITDA have limitations as analytical tools, and you should not consider these measures in isolation or as a substitute for analyzing the Company's results as reported under GAAP.

TABLE 4

Advanced Emissions Solutions, Inc. and Subsidiaries
Consolidated Adjusted EBITDA Reconciliation to Net Income (Loss)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
Net income (loss)	$13,737	$(1,893)
Depreciation, amortization, depletion and accretion	2,106	2,297
Amortization of Upfront Customer Consideration	127	—
Interest expense, net	729	1,167
Income tax expense	4,489	358
Consolidated EBITDA	21,188	1,929
Cash distributions from equity method investees	23,251	17,116
Equity earnings	(18,312)	(8,273)
Consolidated Adjusted EBITDA	$26,127	$10,772

TABLE 5

Advanced Emissions Solutions, Inc. and Subsidiaries
RC Segment Adjusted EBITDA Reconciliation to Segment Operating Income
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
RC Segment operating income	$22,271	$10,860
Depreciation, amortization, depletion and accretion	20	27
Interest expense	—	132
RC Segment EBITDA	22,291	11,019
Cash distributions from equity method investees	23,251	17,116
Equity earnings	(18,312)	(8,273)
RC Segment Adjusted EBITDA	$27,230	$19,862

TABLE 6

Advanced Emissions Solutions, Inc. and Subsidiaries
APT Segment EBITDA Reconciliation to Segment Operating Income (Loss)
(Amounts in thousands)
(Unaudited)

	Three Months Ended March 31,
(in thousands)	2021	2020
APT Segment operating income (loss)	$15	$(7,370)
Depreciation, amortization, depletion and accretion	1,932	2,244
Amortization of Upfront Customer Consideration	127	—
Interest expense, net	79	94
APT Segment EBITDA (loss)	$2,153	$(5,032)